The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated August 20, 2013.
Preliminary Pricing Supplement No. U889/A*
To the Underlying Supplement dated July 29, 2013,
Product Supplement No. U-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 August 20, 2013
Financial Products
$
10 Year Callable Yield / Daily Range Accrual Securities due August 30, 2023 Linked to the Performance of the S&P 500® Index and the Russell 2000® Index
General
•
The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
Subject to Early Redemption, for the first 24 months during the term of the securities, Coupons will be paid monthly in arrears at the Applicable Rate, which is expected to be 6.75% per annum (to be determined on the Trade Date). For the remaining 96 months during the term of the securities, the securities will provide Contingent Coupon payments, if any, monthly in arrears at a rate equal to (i) the Applicable Rate multiplied by (ii) the number of Accrual Days in the applicable Observation Period divided by the number of Non-Disrupted Days in such Observation Period, subject to Early Redemption. Coupons and Contingent Coupons, as applicable, will be calculated on a 30/360 basis and together will cover the period from and including the Settlement Date to and excluding the earlier of the Early Redemption Date and the Maturity Date, as applicable.

•
The Issuer may redeem the securities, in whole but not in part, on any Early Redemption Date scheduled to occur on or after August 29, 2014. No Coupon or Contingent Coupon will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through one of its branches, maturing August 30, 2023.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on or about August 27, 2013 (the “Trade Date”) and are expected to settle on or about August 30, 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:**	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level and Accrual Barrier:
Underlying	Ticker	Initial Level***	Knock-In Level	Accrual Barrier
S&P 500® Index (“SPX”)	SPX <Index>
Russell 2000® Index (“RTY”)	RTY <Index>
Coupon Payment Dates:
Subject to Early Redemption, Coupons and Contingent Coupons, if any, will be paid monthly in arrears on the dates set forth in Annex A herein, subject to the modified following business day convention. No Coupon or Contingent Coupon will accrue or be payable following an Early Redemption.

Coupon:
For each $1,000 principal amount of securities you hold, you will be entitled to receive a monthly Coupon for each Observation Period from and excluding the Trade Date to and including August 26, 2015 on the applicable Coupon Payment Date, calculated as follows:

$1,000 × Applicable Rate
Contingent Coupon:
For each $1,000 principal amount of securities you hold, you will be entitled to receive a monthly Contingent Coupon, if any, for each Observation Period from and excluding August 26, 2015 to and including the Valuation Date on the applicable Coupon Payment Date, calculated as follows:

$1,000 × [Applicable Rate × (n / N)],

where,
n is the number of Accrual Days during such Observation Period; and
N is the total number of Non-Disrupted Days during such Observation Period.
If on each Non-Disrupted Day during an Observation Period the closing level of any Underlying is less than its Accrual Barrier, then the Contingent Coupon will be zero, and you will not receive any Contingent Coupon payment on the corresponding Coupon Payment Date. If on any Non-Disrupted Day during an Observation Period, the closing level of any Underlying is less than its Accrual Barrier, then the Contingent Coupon for that Observation Period, if any, will be less, and possibly significantly less, than $5.625 (to be determined on the Trade Date) per $1,000 principal amount of securities (the maximum possible amount of any monthly Contingent Coupon).

Applicable Rate:
The Applicable Rate is expected to be 6.75% per annum (to be determined on the Trade Date). Coupons and Contingent Coupons, as applicable, will be calculated on a 30/360 basis and together will cover the period from and including the Settlement Date to and excluding the earlier of the Early Redemption Date and the Maturity Date, as applicable.

Accrual Day:	A Non-Disrupted Day on which the closing level of each Underlying is equal to or greater than its Accrual Barrier.
Non-Disrupted Day:	A day that is a trading day for all Underlyings on which a Market Disruption Event does not occur in respect of any Underlying.
Accrual Barrier:	For each Underlying, approximately 50.0% of the Initial Level of such Underlying (to be determined on the Trade Date).
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-4 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) Certain fiduciary accounts may pay a purchase price of at least $960.00 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.
(2) We or one of our affiliates may pay varying discounts and commissions of up to $40.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $925.00 and $955.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
August , 2013	(continued on next page)

(continued from previous page)

Redemption Amount:
The Redemption Amount you will be entitled to receive at maturity will depend on the performance of the Lowest Performing Underlying and whether a Knock-In Event occurs. Subject to Early Redemption, the Redemption Amount will be determined as follows:

•
If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the Redemption Amount will be less than $500 per $1,000 principal amount of the securities. You could lose your entire investment.

• If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.

In no circumstance will you receive a Redemption Amount of more than the principal amount of the securities at maturity. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.
Knock-In Level:	The Knock-In Level for each Underlying will be approximately 50.0% of the Initial Level of such Underlying (to be determined on the Trade Date).
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level − Initial Level Initial Level
Early Redemption:
Prior to the Maturity Date, the Issuer may redeem the securities in whole, but not in part, on any Early Redemption Date scheduled to occur on or after August 29, 2014 upon notice on or before the immediately preceding Early Redemption Notice Date at 100% of the principal amount of the securities, together with the Coupon or Contingent Coupon, if any, payable.

Early Redemption Notice Dates:	As set forth in Annex A herein.
Early Redemption Dates: †	As set forth in Annex A herein, subject to the modified following business day convention.
Initial Level:**	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Periods:
There are 120 monthly Observation Periods. The first Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.

Observation Dates:†	As set forth in Annex A herein.
Valuation Date:†	August 25, 2023
Maturity Date:†	August 30, 2023
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22547QA55
* This amended and restated pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. U889 dated August 15, 2013 in its entirety. We refer to this amended and restated pricing supplement as the “pricing supplement.”
** Credit Suisse may act through its Nassau Branch or its London Branch.
*** In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
† The determination of the closing level for each Underlying on each Observation Date, other than the Valuation Date, is subject to postponement if such date is not a trading day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described herein under “Market Disruption Events.” The Valuation Date is subject to postponement in respect of each Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described in the accompanying product supplement under “Description of the Securities—Market disruption events.” The Coupon Payment Dates, including the Maturity Date and the Early Redemption Dates, are subject to postponement, each as described herein, if such date is not a business day or if (a) the determination of the closing level for any Underlying on the corresponding Observation Date (other than the Valuation Date) is postponed or (b) the Valuation Date is postponed, in each case because such date is not a trading day or an underlying business day for any Underlying, as applicable, or as a result of a market disruption event in respect of any Underlying.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. This pricing supplement amends, restates and supersedes Preliminary Pricing Supplement No. U889 dated August 15, 2013 in its entirety. You should rely only on the information contained in this Preliminary Pricing Supplement No. U889/A and in the documents listed below in making your decision to invest in the securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated July 29, 2013:

http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

•	Product supplement No. U-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001501/dp29492_424b2-ui.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity and Contingent Coupon Payments on the Securities

Table 1 and the examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of Underlying Returns of the Lowest Performing Underlying. Table 1 and the examples below assume that the securities are not redeemed prior to maturity and the Knock-In Level for each Underlying is 50.0% of the Initial Level of such Underlying. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual Coupon or Contingent Coupon, if any. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the actual Knock-In Level (to be determined on the Trade Date), the Final Level of the Lowest Performing Underlying and whether the Final Level of the Lowest Performing Underlying is less than its Knock-In Level. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will have decreased in comparison to its Initial Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts Payable at Maturity.

Underlying Return of the Lowest Performing Underlying	Return on the Securities (excluding any Coupons or Contingent Coupons payable on the Securities)	Redemption Amount
100.00%	0.00%	$1,000.00
90.00%	0.00%	$1,000.00
80.00%	0.00%	$1,000.00
70.00%	0.00%	$1,000.00
60.00%	0.00%	$1,000.00
50.00%	0.00%	$1,000.00
40.00%	0.00%	$1,000.00
30.00%	0.00%	$1,000.00
20.00%	0.00%	$1,000.00
10.00%	0.00%	$1,000.00
0.00%	0.00%	$1,000.00
−10.00%	0.00%	$1,000.00
−20.00%	0.00%	$1,000.00
−30.00%	0.00%	$1,000.00
−40.00%	0.00%	$1,000.00
−49.99%	0.00%	$1,000.00
−50.00%	0.00%	$1,000.00
−50.01%	−50.01%	$499.90
−60.00%	−60.00%	$400.00
−70.00%	−70.00%	$300.00
−80.00%	−80.00%	$200.00
−90.00%	−90.00%	$100.00
−100.00%	−100.00%	$0.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Underlying	Final Level
SPX	150% of Initial Level
RTY	160% of Initial Level

Example 1 assumes that SPX is the Lowest Performing Underlying and that its Final Level increases by 50% from its Initial Level. Because the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, a Knock-In Event has not occurred, and the Redemption Amount payable at maturity is equal to $1,000 per $1,000 principal amount of securities.

Example 2:

Underlying	Final Level
SPX	100% of Initial Level
RTY	80% of Initial Level

Example 2 assumes that RTY is the Lowest Performing Underlying and that its Final Level decreases by 20% from its Initial Level. Because the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, a Knock-In Event has not occurred, and the Redemption Amount payable at maturity is equal to $1,000 per $1,000 principal amount of securities.

Example 3

Underlying	Final Level
SPX	40% of Initial Level
RTY	70% of Initial Level

Example 3 assumes that SPX is the Lowest Performing Underlying and that its Final Level decreases by 60% from its Initial Level. Because the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, a Knock-In Event has occurred, and the Redemption Amount payable at maturity is calculated as follows:

Underlying Return of the Lowest Performing Underlying	=	(Final Level - Initial Level) / Initial Level
	=	−60%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × (1 − 0.60)
	=	$400.00

Table 2 below illustrates hypothetical Contingent Coupon payments on a $1,000 investment in the securities for a single hypothetical Observation Period occurring at various times during the period from and excluding August 26, 2015 to and including the Valuation Date. Table 2 below assumes that the Applicable Rate is 6.75% per annum (to be determined on the Trade Date) and the hypothetical Observation Period has 22 Non-Disrupted Days. The Contingent Coupon payments set forth below are for illustration purposes only. The actual Contingent Coupon payments applicable to a purchaser of the securities will depend on the Applicable Rate and on the number of Non-Disrupted Days and Accrual Days during each relevant Observation Period. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table have been rounded for ease of analysis.

TABLE 2: Hypothetical Contingent Coupon Payment for a single hypothetical Observation Period.

Number of Accrual Days	Contingent Coupon Rate Per Annum*	Monthly Contingent Coupon Payment Per $1,000 Principal Amount of Securities
22	6.75%	$5.63
18	5.52%	$4.60
14	4.30%	$3.58
10	3.07%	$2.56
6	1.84%	$1.53
2	0.61%	$0.51
0	0.00%	$0.00

*Calculated as:
[Applicable Rate × (n / N)]
where,
n is the number of Accrual Days during the hypothetical Observation Period; and
N is the total number of Non-Disrupted Days during the hypothetical Observation Period.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued and unpaid Coupon or Contingent Coupon payments. If the Final Level of any Underlying is less than its Knock-In Level, a Knock-In Event will occur and you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than $500 per $1,000 principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ANY ACCRUED AND UNPAID COUPON OR CONTINGENT COUPON, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid Coupon or Contingent Coupon, if any, at maturity or upon early redemption. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Assuming the securities are held to maturity and the term of the securities is exactly 10 years, the maximum amount payable with respect to the securities is expected to be $1,675.00 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable Coupon and Contingent Coupon payments, early redemption payment and payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED COUPON PAYMENTS FOR THE ENTIRE TERM OF THE SECURITIES — Unlike conventional debt securities, the securities do not provide for regular fixed coupon payments for any Observation Period during the period from and excluding August 26, 2015 to and including the Valuation Date. The amount of Contingent Coupon payments you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities during such period. The annual rate for any monthly Contingent Coupon depends on the number of Non-Disrupted Days during the relevant Observation Period on which the closing level of each Underlying is equal to or greater than its Accrual Barrier. If, on any Non-Disrupted Day during an Observation Period, the closing level of any Underlying is less than its Accrual Barrier, the Contingent Coupon for that Observation Period, if any, will be less, and possibly significantly less, than $5.625 (to be determined on the Trade Date) per $1,000 principal amount of securities (the maximum possible amount of any monthly Contingent Coupon). For example, if on each Non-Disrupted Day during an Observation Period the closing level of any Underlying is less than its Accrual Barrier, then the Contingent Coupon will be zero, and you will not receive any Contingent Coupon payment on the corresponding Coupon Payment Date. There can be no assurance that you will receive a Contingent Coupon payment on any Coupon Payment Date or as to the rate per annum on any Contingent Coupon payments you do receive. The securities are not a suitable investment for investors who require regular fixed income payments, since the Contingent Coupon payments are variable and may be zero.

•
ANY CONTINGENT COUPON PAYMENT FOR ANY RELEVANT OBSERVATION PERIOD WILL DEPEND ON THE CLOSING LEVELS OF THE UNDERLYINGS DURING SUCH OBSERVATION PERIOD — The Contingent Coupon payment for an Observation Period during the period from and excluding August 26, 2015 to and including the Valuation Date will be reduced for every Non-Disrupted Day on which the closing level of any Underlying is not equal to or greater than its Accrual Barrier, and if the closing level of any Underlying is not equal to or greater than its Accrual Barrier for the entirety of any such Observation Period, you will not receive any Contingent Coupon payment for that Observation Period. As a result, the return on the securities (the effective yield to maturity) may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other debt securities of ours.

•
THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR OPPORTUNITY TO ACCRUE COUPONS AND CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption. Prior to maturity, the securities may be redeemed on any Early Redemption Date scheduled to occur on or after August 29, 2014, upon notice on or before the immediately preceding Early Redemption Notice Date. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued and unpaid Coupon or Contingent Coupon payable on such Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid Coupons and Contingent Coupons from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

•
THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL FOR EACH UNDERLYING AND THE OCCURRENCE OF A KNOCK-IN EVENT — The return on the securities will be affected by the Knock-In Level for each Underlying and whether a Knock-In Event occurs. If the Final Level any Underlying is less than its Knock-In Level, a Knock-In Event will have occurred and you will receive substantially less than your principal amount at maturity.

•
SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING — Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing Underlying, the individual performance of each Underlying is not combined to calculate your return and the depreciation of any Underlying is not mitigated by the appreciation of any other Underlying. Instead, if a Knock-In Events occurs, the Redemption Amount payable at maturity will be based on the lowest performing of the Underlyings to which the securities are linked.

•
THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

•	THE OCCURRENCE OF A MARKET DISRUPTION EVENT MAY ADVERSELY AFFECT YOUR RETURN — If a market disruption event occurs during any Observation Period during the period from and excluding August 26, 2015 to and including the Valuation Date (other than on the Observation Date included in such Observation Period), the total number of Non-Disrupted Days during such Observation Period will be reduced, even if a Market Disruption Event occurs in respect of only one Underlying. Similarly, if any day during any such Observation Period is a trading day in respect of only one Underlying, the total number of Non-Disrupted Days during such Observation Period will be reduced. Any such reduction in the number of Non-Disrupted Days during such Observation Period will magnify the relative weighting of any day on which the closing level of any Underlying is less than its Accrual Barrier relative to the total number of Non-Disrupted Days during such Observation Period. Under these circumstances, your Contingent Coupon payment could be less than if a market disruption event had not occurred.

•
ESTIMATED VALUE OF THE SECURITIES AFTER DEDUCTING CERTAIN COSTS — The estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

•
EFFECT OF INTEREST RATE USED IN ESTIMATING VALUE — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), to account for costs related to structuring and offering the securities. In circumstances where the internal funding rate is lower than the secondary market credit spread, the value of the securities would be higher if we used our secondary market credit spread. Our use of our lower internal funding rate is also reflected in the secondary market prices of the securities. Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar securities of other issuers.

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SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) offers to repurchase your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions or other relevant factors from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we repurchase the securities from such dealer.

We (or an affiliate) may initially offer to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the estimated value of the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which would limit the value of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of the equity securities that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on their closing levels from January 1, 2008 through August 19, 2013. The closing level of the S&P 500® Index on August 19, 2013 was 1646.06. The closing level of the Russell 2000® Index on August 19, 2013 was 1013.25. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the S&P 500® Index and the Russell 2000® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” and “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement.

Market Disruption Events

If the calculation agent determines that on any Observation Date, other than the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events—For an equity-based reference index”) exists in respect of any Underlying or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Certain definitions”) for any Underlying, then the determination of the closing level for such Underlying on such Observation Date will be postponed to the first succeeding trading day for such Underlying on which the calculation agent determines that no market disruption event exists in respect of such Underlying, unless the calculation agent determines that a market disruption event exists in respect of such Underlying on each of the five trading days for such Underlying immediately following such Observation Date. In that case, the closing level for such Underlying on such Observation Date will be determined as of the fifth succeeding trading day for such Underlying following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event in respect of such Underlying, and the calculation agent will determine the closing level for such Underlying on that calculation date in accordance with the formula for and method of calculating such Underlying last in effect prior to the commencement of the market disruption event in respect of such Underlying using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising such Underlying has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on such exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that calculation date, of each component comprising such Underlying (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference index” in the accompanying product supplement).

The determination of the closing level for any Underlying not affected by a market disruption event on an Observation Date (other than the Valuation Date) or by an Observation Date (other than the Valuation Date) not being a trading day for such Underlying will occur on such Observation Date.

If the determination of the closing level for any Underlying on an Observation Date (other than the Valuation Date) is postponed as a result of a market disruption event as described above, or because such Observation Date is not a trading day for any Underlying, to a date on or after the corresponding Coupon Payment Date (and Early Redemption Date, if applicable), then such corresponding Coupon Payment Date (and Early Redemption Date, if applicable) will be postponed to the business day following the latest date to which such determination is so postponed for any Underlying.

If the Valuation Date for any Underlying is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Valuation Date is not an underlying business day for any Underlying, then the Maturity Date will be postponed to the fifth business day following the latest Valuation Date for any Underlying. The Valuation Date for any Underlying not affected by a market disruption event or by the Valuation Date not being an underlying business day for such Underlying will be the scheduled Valuation Date.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlyings, that are eligible for open transaction treatment in part. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment. It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

Payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent. The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes. An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement. The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States. The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized. Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $40.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Annex A

Early Redemption Notice Dates	Observation Dates	Early Redemption Dates	Coupon Payment Dates
	September 25, 2013		September 30, 2013
	October 25, 2013		October 30, 2013
	November 25, 2013		November 29, 2013
	December 24, 2013		December 30, 2013
	January 27, 2014		January 30, 2014
	February 25, 2014		February 28, 2014
	March 26, 2014		March 31, 2014
	April 25, 2014		April 30, 2014
	May 27, 2014		May 30, 2014
	June 25, 2014		June 30, 2014
	July 25, 2014		July 30, 2014
August 26, 2014	August 26, 2014	August 29, 2014	August 29, 2014
September 25, 2014	September 25, 2014	September 30, 2014	September 30, 2014
October 27, 2014	October 27, 2014	October 30, 2014	October 30, 2014
November 24, 2014	November 24, 2014	November 28, 2014	November 28, 2014
December 24, 2014	December 24, 2014	December 30, 2014	December 30, 2014
January 27, 2015	January 27, 2015	January 30, 2015	January 30, 2015
February 24, 2015	February 24, 2015	February 27, 2015	February 27, 2015
March 25, 2015	March 25, 2015	March 30, 2015	March 30, 2015
April 27, 2015	April 27, 2015	April 30, 2015	April 30, 2015
May 26, 2015	May 26, 2015	May 29, 2015	May 29, 2015
June 25, 2015	June 25, 2015	June 30, 2015	June 30, 2015
July 27, 2015	July 27, 2015	July 30, 2015	July 30, 2015
August 26, 2015	August 26, 2015	August 31, 2015	August 31, 2015
September 25, 2015	September 25, 2015	September 30, 2015	September 30, 2015
October 27, 2015	October 27, 2015	October 30, 2015	October 30, 2015
November 24, 2015	November 24, 2015	November 30, 2015	November 30, 2015
December 24, 2015	December 24, 2015	December 30, 2015	December 30, 2015
January 26, 2016	January 26, 2016	January 29, 2016	January 29, 2016
February 24, 2016	February 24, 2016	February 29, 2016	February 29, 2016
March 24, 2016	March 24, 2016	March 30, 2016	March 30, 2016
April 26, 2016	April 26, 2016	April 29, 2016	April 29, 2016
May 25, 2016	May 25, 2016	May 31, 2016	May 31, 2016
June 27, 2016	June 27, 2016	June 30, 2016	June 30, 2016
July 26, 2016	July 26, 2016	July 29, 2016	July 29, 2016
August 25, 2016	August 25, 2016	August 30, 2016	August 30, 2016
September 27, 2016	September 27, 2016	September 30, 2016	September 30, 2016
October 26, 2016	October 26, 2016	October 31, 2016	October 31, 2016
November 25, 2016	November 25, 2016	November 30, 2016	November 30, 2016
December 27, 2016	December 27, 2016	December 30, 2016	December 30, 2016
January 25, 2017	January 25, 2017	January 30, 2017	January 30, 2017
February 23, 2017	February 23, 2017	February 28, 2017	February 28, 2017
March 27, 2017	March 27, 2017	March 30, 2017	March 30, 2017
April 25, 2017	April 25, 2017	April 28, 2017	April 28, 2017
May 24, 2017	May 24, 2017	May 30, 2017	May 30, 2017
June 27, 2017	June 27, 2017	June 30, 2017	June 30, 2017
July 26, 2017	July 26, 2017	July 31, 2017	July 31, 2017
August 25, 2017	August 25, 2017	August 30, 2017	August 30, 2017
September 26, 2017	September 26, 2017	September 29, 2017	September 29, 2017
October 25, 2017	October 25, 2017	October 30, 2017	October 30, 2017
November 27, 2017	November 27, 2017	November 30, 2017	November 30, 2017

December 26, 2017	December 26, 2017	December 29, 2017	December 29, 2017
January 25, 2018	January 25, 2018	January 30, 2018	January 30, 2018
February 23, 2018	February 23, 2018	February 28, 2018	February 28, 2018
March 27, 2018	March 27, 2018	March 30, 2018	March 30, 2018
April 25, 2018	April 25, 2018	April 30, 2018	April 30, 2018
May 24, 2018	May 24, 2018	May 30, 2018	May 30, 2018
June 26, 2018	June 26, 2018	June 29, 2018	June 29, 2018
July 25, 2018	July 25, 2018	July 30, 2018	July 30, 2018
August 27, 2018	August 27, 2018	August 30, 2018	August 30, 2018
September 25, 2018	September 25, 2018	September 28, 2018	September 28, 2018
October 25, 2018	October 25, 2018	October 30, 2018	October 30, 2018
November 27, 2018	November 27, 2018	November 30, 2018	November 30, 2018
December 26, 2018	December 26, 2018	December 31, 2018	December 31, 2018
January 25, 2019	January 25, 2019	January 30, 2019	January 30, 2019
February 25, 2019	February 25, 2019	February 28, 2019	February 28, 2019
March 26, 2019	March 26, 2019	March 29, 2019	March 29, 2019
April 25, 2019	April 25, 2019	April 30, 2019	April 30, 2019
May 24, 2019	May 24, 2019	May 30, 2019	May 30, 2019
June 25, 2019	June 25, 2019	June 28, 2019	June 28, 2019
July 25, 2019	July 25, 2019	July 30, 2019	July 30, 2019
August 27, 2019	August 27, 2019	August 30, 2019	August 30, 2019
September 25, 2019	September 25, 2019	September 30, 2019	September 30, 2019
October 25, 2019	October 25, 2019	October 30, 2019	October 30, 2019
November 25, 2019	November 25, 2019	November 29, 2019	November 29, 2019
December 24, 2019	December 24, 2019	December 30, 2019	December 30, 2019
January 27, 2020	January 27, 2020	January 30, 2020	January 30, 2020
February 25, 2020	February 25, 2020	February 28, 2020	February 28, 2020
March 25, 2020	March 25, 2020	March 30, 2020	March 30, 2020
April 27, 2020	April 27, 2020	April 30, 2020	April 30, 2020
May 26, 2020	May 26, 2020	May 29, 2020	May 29, 2020
June 25, 2020	June 25, 2020	June 30, 2020	June 30, 2020
July 27, 2020	July 27, 2020	July 30, 2020	July 30, 2020
August 26, 2020	August 26, 2020	August 31, 2020	August 31, 2020
September 25, 2020	September 25, 2020	September 30, 2020	September 30, 2020
October 27, 2020	October 27, 2020	October 30, 2020	October 30, 2020
November 24, 2020	November 24, 2020	November 30, 2020	November 30, 2020
December 24, 2020	December 24, 2020	December 30, 2020	December 30, 2020
January 26, 2021	January 26, 2021	January 29, 2021	January 29, 2021
February 23, 2021	February 23, 2021	February 26, 2021	February 26, 2021
March 25, 2021	March 25, 2021	March 30, 2021	March 30, 2021
April 27, 2021	April 27, 2021	April 30, 2021	April 30, 2021
May 25, 2021	May 25, 2021	May 28, 2021	May 28, 2021
June 25, 2021	June 25, 2021	June 30, 2021	June 30, 2021
July 27, 2021	July 27, 2021	July 30, 2021	July 30, 2021
August 25, 2021	August 25, 2021	August 30, 2021	August 30, 2021
September 27, 2021	September 27, 2021	September 30, 2021	September 30, 2021
October 26, 2021	October 26, 2021	October 29, 2021	October 29, 2021
November 24, 2021	November 24, 2021	November 30, 2021	November 30, 2021
December 27, 2021	December 27, 2021	December 30, 2021	December 30, 2021
January 26, 2022	January 26, 2022	January 31, 2022	January 31, 2022
February 23, 2022	February 23, 2022	February 28, 2022	February 28, 2022
March 25, 2022	March 25, 2022	March 30, 2022	March 30, 2022
April 26, 2022	April 26, 2022	April 29, 2022	April 29, 2022
May 25, 2022	May 25, 2022	May 31, 2022	May 31, 2022

June 27, 2022	June 27, 2022	June 30, 2022	June 30, 2022
July 26, 2022	July 26, 2022	July 29, 2022	July 29, 2022
August 25, 2022	August 25, 2022	August 30, 2022	August 30, 2022
September 27, 2022	September 27, 2022	September 30, 2022	September 30, 2022
October 26, 2022	October 26, 2022	October 31, 2022	October 31, 2022
November 25, 2022	November 25, 2022	November 30, 2022	November 30, 2022
December 27, 2022	December 27, 2022	December 30, 2022	December 30, 2022
January 25, 2023	January 25, 2023	January 30, 2023	January 30, 2023
February 23, 2023	February 23, 2023	February 28, 2023	February 28, 2023
March 27, 2023	March 27, 2023	March 30, 2023	March 30, 2023
April 25, 2023	April 25, 2023	April 28, 2023	April 28, 2023
May 24, 2023	May 24, 2023	May 30, 2023	May 30, 2023
June 27, 2023	June 27, 2023	June 30, 2023	June 30, 2023
July 26, 2023	July 26, 2023	July 31, 2023	July 31, 2023
	August 25, 2023		August 30, 2023

Credit Suisse